Exhibit 23.3

Consent of Robert Gardner

Samson Oil & Gas Limited
Level 36, Exchange Plaza
2 The Esplanade
Perth, Western Australia  6000

Ladies and Gentlemen:

I hereby consent to the incorporation by reference in this Registration Statement (Post-Effective Amendment No. 1 to Form F-3 on Form S-3 No. 333-153223) of Samson Oil & Gas Limited (the “Registration Statement”) of information taken from reserve reports prepared by me relating to the estimated quantities of Samson Oil & Gas Limited’s proved reserves of oil and gas for the year ended June 30, 2009 included in Samson Oil & Gas Limited’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011. I also consent to all references to me contained in such Registration Statement, including in the prospectus under the heading “Experts”.

Very truly yours,

/s/ Robert Gardner

ROBERT GARDNER

Denver, Colorado
September 13, 2011